377 Putnam Discovery Growth Fund
6/30/08 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

74U1	  Class A   22,619
	  Class B   5,180
          Class C   1,231

74U2      Class M   766
          Class R   7
          Class Y   485

74V1	  Class A   20.27
	  Class B   18.33
          Class C   18.90

74V2	  Class M   18.98
          Class R   20.05
          Class Y   20.59

Additional Information About Minimum Required Investment Item 61

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Additional Information About Errors and Omissions Policy   Item
85B

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.